EXHIBIT 16.3









                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors
Chefs International, Inc. and Subsidiaries
Point Pleasant, New Jersey


We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of Chefs International, Inc. and subsidiaries for the year ended January 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Chefs International, Inc. and subsidiaries for the year ended January 30, 2000, in conformity with generally accepted accounting principles.



                                          /S/ EDWARD ISAACS & COMPANY LLP



New York, New York
March 27, 2000